UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION

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                         SunCom Wireless Holdings, Inc.
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


                        Frequently Asked Questions (FAQs)
                         SunCom and T-Mobile Transaction

As noted in the press release found on the Associate Support Center (ASC) site, a merger agreement has been signed by T-Mobile and SunCom. Following is a high level timeline of the steps related to this transaction:

      o   Sunday, September 16: Merger agreement signed.
      o Thursday, September 20: Press release and Form 8-K filing with the Securities and Exchange Commission (SEC) notifying the public that a merger agreement has been executed.
      o Prior to closing; date to be determined: Shareholder and regulatory approvals received.
      o   Approximately mid 2008: Closing of the merger expected.

Until the transaction closes, SunCom will continue to do the following:

     o    Employ Associates in accordance with SunCom policies and procedures;
     o    Operate under the SunCom name;
     o    Sell SunCom products in the same
          locations we do today; and
     o Provide world-class service to our customers in the same way that we do today.

We have tried to anticipate your questions and provide you with up-to-date information. Many details of the merger still need to be finalized between now and the closing date which may require a response in this FAQ be updated or modified. In addition, we have attempted to accurately describe employment-related issues including pay and benefits information in this document. In the event of any discrepancies, the written terms of the merger agreement, and the plans and policies it incorporates, shall prevail.

As in the past, we encourage Associates to submit questions not addressed in the FAQs to the ASC e-mail box. We will update the FAQs as we have new information to share.

You can access the ASC e-mail by submitting questions to ASC@suncom.com. Inquiries sent to this e-mail address will be received by Human Resources; you will either receive a direct response or your e-mail will be forwarded to the appropriate person to respond. We will work as quickly as possible to get answers.

==============================================================================

Communication

Q. Why did I find out about the merger agreement from the news? Shouldn't Associates find out first?
A. As is customary with most mergers, negotiations between the purchasing company and the target were highly confidential. SunCom's board of directors and T-Mobile executives reached an agreement late Sunday night on September 16, 2007 and were required to share the outcome of the meeting with the public. Since T-Mobile was the purchasing company and their parent company - Deutsche Telekom - is headquartered in Germany, it was decided that the announcement would be made prior to the opening of financial markets in Europe. With the time difference, the release was issued in Europe at about 3 a.m. our time and it took the America-based wire services about 15 minutes to pick up the news and start to broadcast it.

Q. I have asked my manager several questions about operations that he/she just can't answer. When will we have more details about products, services and rate plans?
A. There are many operational questions that just can't be answered right now because the decisions have not been made, nor will they be made within the next few weeks. Until we have those answers, our goal is to continue running the business like we've been doing - effectively and efficiently. Please continue to forward your questions to your manager or to the ASC site, so we can gather them for the transition team's consideration.

Transition


Q.       How will I be treated at T-Mobile?
A. T-Mobile prides itself on being a people-centered, values-oriented company. The company's leaders are focused on creating a Best Place to Work for their employees and they believe their business success comes from treating every employee with mutual trust and respect. They also believe in providing their employees with outstanding rewards when they deliver exceptional results.

Q.       Will All Associates be absorbed by T-Mobile?
A. As part of the transaction, SunCom has negotiated certain terms with T-Mobile as part of the merger agreement. Once the merger closes, T-Mobile will take over the operations of SunCom, and looks forward to welcoming SunCom employees to the T-Mobile family.

Q. Following the transaction close, in the event T-Mobile makes the business decision that my position is no longer needed and my position is eliminated, would I be eligible for severance?
A. Upon the successful conclusion of the transaction, T-Mobile will assume responsibility for running the company. At that time, they will have the opportunity to review operations and make final decisions about how they will operate SunCom as part of T-Mobile.

         In the event T-Mobile makes the business decision that certain positions are no longer needed, T-Mobile has agreed to provide severance benefits no less generous than the following for eligible employees in domestic operations during the first year following the merger:


         ---------------------------- -------------------------------- ------------------------- --------------------
         Group                        Pay Continuation Per             Minimum Weeks Paid        Maximum Weeks Paid
                                      1 Year of Service
         ---------------------------- -------------------------------- ------------------------- --------------------
         ---------------------------- -------------------------------- ------------------------- --------------------
         Executive Directors and      5 weeks                          16 weeks                  28 weeks
         above
         ---------------------------- -------------------------------- ------------------------- --------------------
         ---------------------------- -------------------------------- ------------------------- --------------------
         Director                     4 weeks                          12 weeks                  24 weeks
         ---------------------------- -------------------------------- ------------------------- --------------------
         ---------------------------- -------------------------------- ------------------------- --------------------
         Manager                      3 weeks                          8 weeks                   20 weeks
         ---------------------------- -------------------------------- ------------------------- --------------------
         ---------------------------- -------------------------------- ------------------------- --------------------
         Supervisors and Store        2 weeks                          2 weeks                   20 weeks
         Managers
         ---------------------------- -------------------------------- ------------------------- --------------------
         ---------------------------- -------------------------------- ------------------------- --------------------
         Associate                    2 weeks                          2 weeks                   20 weeks
         ---------------------------- -------------------------------- ------------------------- --------------------




         Details regarding calculating severance: The agreement provides for severance benefits to be paid in a lump sum, less applicable taxes and withholdings. When calculating years of service, the calculation of years is rounded up to the next whole year based on the Associate's adjusted hire date and separation of service date. To be eligible for severance an Associate must be actively employed when his/her position is eliminated. Associates who have a break in service and are rehired within 90 days will be credited with their original adjusted hire date for purposes of calculating severance. If an Associate is rehired following a 90-day break in service then the Associate's most recent employment date is used in calculating severance.

         Additional severance benefits generally include the following:

         o Outplacement services are available to assist in obtaining future employment.
         o Management Bonus eligible Associates will be eligible for a pro-rated portion of their MBO based on the number of months of active employment during the plan year and the company's performance against established objectives.

         o For health and welfare continuation, Associates are eligible for a lump sum payment equal to the number of months of pay continuation they receive multiplied by the current monthly COBRA rate based on the level of benefit currently elected for Medical, Dental, Prescription Drug and Vision. Partial months shall be treated as a full month for purposes of calculating the benefit payment. Additionally, the benefit payment will be grossed up for taxes.
         o A separation agreement and a general release agreement will need to be signed in order to receive severance benefits.

         Associates in Puerto Rico would be eligible for the same severance benefits noted above or those provided under Law 80, whichever is greater.

Q. I expect to continue to work for SunCom until the transaction close. When will I become a T-Mobile employee?
A. The transaction is expected to close approximately mid 2008. The agreement provides that SunCom employees who make the transition will join as T-Mobile employees after closing.


Pay and Benefits


Q.       Will I have the same pay and benefits after transitioning to T-Mobile?
A. The agreement provides that for a one-year period following the transaction, T-Mobile will (1) provide transitioning SunCom Associates actively employed at the time of the merger with the same base salary they earned with SunCom immediately prior to the transaction, and (2) provide benefits no less favorable than those provided to T-Mobile's similarly situated employees. The agreement provides for T-Mobile to continue to provide a bonus opportunity for certain eligible Associates and the Flexible Spending Accounts Benefits (Health Care Spending and Dependent Care Spending for eligible domestic Associates) through December 31, 2008.

Q.       Will I receive a merit increase for work performed in 2007?
A. At this time, SunCom continues to operate the company and it is business as usual. We will be going through our normal merit process beginning in December and concluding in April, 2008. Upon the successful conclusion of the merger, T-Mobile will assume responsibility for running the company and will assume responsibilities for human resource management decisions from that point.

Q. I am in a bonus eligible position with SunCom and I expect to be transitioning to T-Mobile. Will I still receive a 2007 bonus payment and if so, how will that work?
A. Associates who are eligible for a bonus will continue to be eligible for consideration for a bonus payment based on performance against objectives for the 2007 year. At this point we plan to pay Management bonuses on or before March 15, 2008. You must be actively employed by SunCom on the date the bonus is paid to share in the 2007 bonus.

Q.       Will the call centers remain open following the closing/merger?
A. It is impossible to answer this question right now. We need to wait until T-Mobile officially takes control of the company before this question can be accurately answered. However, T-Mobile has said at this time they do not anticipate making any major operational changes.

Q.       Will we continue to hire new Associates?
A. Yes, SunCom will continue to hire for new positions and we will continue to back-fill positions for people leaving our employment.

Q.       Will we continue the SunCom Operations, Sales and Management Training
         Programs?
A. We will continue to conduct all training classes and we encourage Associates to participate. We understand that T-Mobile has excellent training programs for its employees in which we presume all remaining Associates will participate.

Q. I am in a commission eligible position and if my employment is transitioned to T-Mobile when will I receive my last commission check and how will it be calculated?
A. Prior to the transaction closing, Associate's commission payments will be paid as normally scheduled - in the last paycheck of the month following when it was earned - and will be paid in accordance with SunCom's commission plan or program. When the merger closes, T-Mobile plans to issue communications regarding the terms of post-merger commission plans.

Q. If my employment will be transitioned to T-Mobile who will issue my Wage Tax Statement W-2 in US and 499R-2 in Puerto Rico?
A. SunCom will issue you a Wage and Tax Statement reflecting any compensation paid to you while employed by SunCom. T-Mobile will issue a Wage and Tax Statement reflecting any compensation paid to you while employed by T-Mobile.

Q. Am I entitled to any type of severance if my employment is being transitioned to T-Mobile but I do not wish to be transitioned?
A. In general, no, you will not be eligible for severance payments since your decision to leave was voluntary. However, the agreement calls for severance benefits to be available if you are asked to relocate by more than 50 miles from your current work place or if the essential functions of your job are materially reduced, and you choose not to continue employment in such circumstances.


Car Allowance


Q.       I receive a car allowance now. Will the car allowance continue?
A. Upon the successful conclusion of the merger, T-Mobile will have the opportunity to review car allowance policies and make final decisions about how they will operate car allowances as part of T-Mobile.


Crediting With Past Service


Q: Will I be credited with the service I had with SunCom when I go to T-Mobile?
A. When transitioning to T-Mobile, the agreement calls for associates to receive credit for their service with SunCom (including any predecessor or acquired entities or any other entities for which SunCom has given credit for prior service) for certain purposes, including paid time off and severance calculations. For those Associates who were transitioned to SunCom in December 2004 from AT&T Wireless, the agreement provides for T-Mobile to use the same date that SunCom uses to define your service period.


Testing / Paperwork


Q. Will I need to complete any testing or background checking when transitioning to T-Mobile?
A. We do not know if T-Mobile will require you to complete any testing and whether they will perform a background check. Continued employment with T-Mobile will be subject to T-Mobile's own policies and procedures. We believe this information will be provided as we get nearer to the closing of the transaction.

Q.       Will I need to complete any paperwork when I start with T-Mobile?
A. Yes, on your first day of employment with T-Mobile you will be required to complete paperwork provided and required by T-Mobile in connection with your employment and to participate in T-Mobile's benefit plans and programs. We do not know if T-Mobile will require you to complete any other paperwork. We believe this information will be provided as we get nearer to the transaction closing date.


Benefits


Q. If I'm transitioning to T-Mobile what happens with my benefits? Through when will my benefits continue?
A. It is expected that your participation in many of SunCom's benefit plans and programs as an active employee will cease after the closing date. Prior to that time, you will be provided adequate time to review T-Mobile's benefits and make your selections. SunCom has negotiated certain terms concerning participation in T-Mobile's benefits plan following the close of the transaction. In addition, T-Mobile will not impose any waiting periods or preexisting condition exclusions for medical, prescription drug, dental and vision benefits under these plans that are less favorable than those under SunCom's plans. The agreement calls for T-Mobile to recognize any eligible expenses incurred for deductibles, co-insurance and out-of pocket maximums for you and your eligible dependents as if they had been paid under the T-Mobile plans. As noted, the agreement calls for the Flexible Spending Account Plan and annual bonus opportunities under a management bonus plan to continue until December 31, 2008.

         You will receive more information about the T-Mobile's benefit plans early in 2008.

Q. I am taking courses with SunCom via the Tuition Reimbursement Program. Will I be reimbursed for classes?
A. SunCom will continue to reimburse you until successful completion of the merger for approved Tuition Assistance classes provided you successfully meet all of the reimbursement requirements in accordance with company policy. T-Mobile will review these programs after they take control of the company.

Q.       Can I call the Employee Assistance Plan?
A. The Employee Assistance Plan will continue to be available to you and your dependents until the last day of the month in which your employment ends. The ASC has information on the domestic and Puerto Rico EAP.

Q. For Domestic Associates only: I have Voluntary Benefits like Home Owners and Auto Insurances which are payroll deducted. Will my deductions cease on the closing date?
A.       Yes, you will be contacted by the provider to convert to a direct bill.


Time Off


Q.       Will I be paid my unused Emergency Time Off (ETO), Floating Holiday
         (FH) or Community Service Day (CSD)?
A. No, unused Emergency Time Off, Floating Holiday and/or Community Service Day will not be paid to Associates in connection with the merger.

Q. Will I be required to pay the company back for the transition pay received when SunCom changed its payroll schedule?
A. No, SunCom has decided not to recoup transition pay from Associates transitioning to T-Mobile. This is not applicable to Associates in Puerto Rico.

Q. I have a vacation scheduled in early 2008. Will I be able to take my vacation?
A. Yes, if it is approved by your manager. You will need to discuss any requests for time off after the closing date with T-Mobile. Prior to the closing date, you would discuss any requests for time off with your current manager.


Employee Stock Purchasing Program and Long Term Incentive


Q.       What happens with the shares I own of SunCom stock?
A. In accordance with the merger agreement, effective on the date of the merger, a cash payment of $27 will be made by T-Mobile for each share of SunCom stock. This cash payment will be made for the shares in which you are vested under the SunCom Stock and Incentive Plan, shares held under the SunCom 401(k) Plan, shares previously purchased by Associates under the SunCom Employee Stock Purchase Plan (plan was suspended in
         2002) and shares purchased by Associates in the Friends and Family Program. SunCom shares will be cancelled with this cash payment and no further consideration such as conversion to T-Mobile stock will be provided for the SunCom shares, unless you exercise dissenters rights provided under Delaware law. Additional information about dissenters' rights, and other rights that stockholders have, will be included in the proxy statement that SunCom will file with the SEC.

Q.       I have unvested shares of SunCom Stock. Will they vest at merger?
A. Yes, any unvested restricted shares held by active Associates on the date of the closing which were awarded prior to May 1, 2008 will become fully vested. Shares which may be awarded in May of 2008 will vest as to a pro rata portion based on the number of months elapsed from the grant date to the closing date over the scheduled vesting period, and the remaining shares will be forfeited. Vested shares will then be cashed out in the merger, at a price of $27 per share (subject to applicable withholdings and taxes and exercise of dissenters' rights). The vesting of shares will result in the immediate taxation of the cash value of the shares. The federal, state and local required tax withholding for these vested shares will be withheld from the cash payment to be made to you and remitted to the appropriate tax authority. The tax payment associated with the vesting of restricted shares will be reflected in your annual earnings wage statement.

Q. Whom do I contact if I would like to inquire about, sell or transfer shares from either the Employee Stock Purchase Plan or the Long Term Incentive Plan?
A. Call Computershare's Customer Service number at 1-866-934-3848, select prompt 2, and then select prompt 4.


401(k)   Plan/Retirement/1165(e) Plan


Q.       How will the change impact my 401(k)/1165(e) Retirement account?
A. Currently, we do not know how the 401(k) or 1165(e) Plans will be impacted after the effective date of the merger. We will update you as soon as we know more.

Q. Will my 401(k)/1165(e) Retirement account balance automatically be rolled over into a T-Mobile retirement plan?
A. Currently, we do not know the answer to this question. We need to wait until T-Mobile officially takes control of the company.

Q. Will I be eligible to receive the three percent retirement contribution to my 401(k)/Retirement account for the 2007 and 2008?
A. Retirement contributions will continue to be made for all active Domestic Associates based upon their eligible earnings until the merger occurs.

Q. Will I be eligible to receive the two percent annual profit sharing contribution to my 1165(e) account for 2007 and 2008? Note to Domestic
         Associates: the 1165(e) plan is the equivalent plan to the domestic 401(k) Plan.
A. SunCom will deposit the two percent profit sharing contribution accrued in 2007 into eligible 1165(e) participant's accounts in February of 2008. SunCom will work with T-Mobile to transition the two percent Profit Sharing benefit accrued by SunCom through the merger.

Q. I currently have an outstanding loan from my 401(k) /1165(e) Account. Can I pay the loan back early?
A. Loan repayments through payroll deductions will continue while you are receiving pay from SunCom. SunCom and T-Mobile will be working closely during the next months to evaluate options available for the SunCom 401(k)/1165(e) Plans. In the event you would like to pay off your loan early, in the US contact Jean Jones (Benefits Coordinator) in Human Resources at 610-648-8877 or via e-mail at jajones@suncom.com and in Puerto Rico contact Solange Corujo at (787) 773 3910 or via email at SCorujo@suncom.com to obtain your loan balance.


Life Insurance


Q. If my position is not absorbed by T-Mobile, may I continue my life insurance policies? Are the benefits convertible?
A. Yes, the agreement provides for basic insurance and supplemental Associate, spouse and child life insurance policies to be convertible to an individual policy. You will not be required to provide evidence of good health to continue your coverage as long as you apply to convert the policy within the specified time period. However, your individual rates may increase.


Health Care And Dependent Care Spending Accounts - Domestic Associates Only


Q.       How long may I use this benefit?
A: Your eligibility for the Health Care and Dependent Care Spending Accounts ends on your separation date from SunCom. However, the agreement provides for T-Mobile to continue the Health Care Spending
         (HRA) and the Dependent Care (DCA) Spending Plans through the balance
         of 2008.   This is only available to SunCom Associates who are
         actively employed on the date of the transition.  If you leave

         T-Mobile's employ (voluntarily or involuntarily) after the transition, you are only eligible to receive reimbursement from both accounts in accordance with IRS Regulations.


Short Term Disability


Q. I am on disability. When will my disability benefit end? Who will be paying me my disability benefit?
A. If approved for disability prior to the transaction closing date, your disability benefit will end on the date you are no longer disabled as determined by the insurance company administrator. If eligible, coverage would continue for the term of your disability. Payments will continue to be issued by the insurance company administrator and disability earnings will be recorded on the SunCom Wage and Tax statement you receive following year-end.

Cobra

Q. I expect to be transitioning to T-Mobile, will I receive a COBRA package to continue my benefits?
A. No, if your position is continuing with T-Mobile this is not a COBRA qualifying event. Therefore, you will not be offered the opportunity to continue your benefits under COBRA. You will be eligible for T-Mobile benefits following the transaction closing date.

Q. I am electing not to transition to T-Mobile and am voluntarily resigning. Will I be eligible to continue my benefits under COBRA?
A. Yes, if you voluntarily terminate your employment with SunCom the continuation of medical, prescription drug, dental and vision insurance will be offered to you in accordance with COBRA regulations.


Perfect Attendance And Quest For Excellence


Q. For domestic Associates only: Will there be a Perfect Attendance Drawing at year end?
A. Yes, the drawing for 2007 Perfect Attendance will take place during the 1st quarter of 2008. The Perfect Attendance Program will not be continuing in 2008 as it was marginally effective in driving increased Perfect Attendance.

Q. Will the Quest for Excellence Program continue for the remainder of this year and will there be a trip for the Gold Awardees in early 2008?
A. Yes, the Quest for Excellence Program will continue until the closing. Gold Awardees will be selected as planned by January 31, 2008 and the recipients will go on a trip.


Company Property/Phones


Q.       Will I be able to keep my mobile phone or at least the number?
A. We do not have an answer to this question at this time but expect to be able to advise you of the answer to this question prior to the closing date. Before the closing, your mobile phone plan and number will not be changed.


Training


Q.       When will training begin with T-Mobile products and services?
A. The timing for training will be communicated to you but, at this time, it is expected training will occur following the transaction closing date.


Orientation


Q. Will I go through orientation with T-Mobile similar to that which I went through when I joined SunCom?
A. We understand that, following the merger, T-Mobile plans to orient transitioning Associates similar to that of any new T-Mobile employee. It is expected the orientation meetings would include both an exit meeting hosted by SunCom personnel and an orientation meeting hosted by T-Mobile personnel. Locations, dates and times for these meetings have not been determined and will be communicated closer to the closing date.

Note: We have attempted to accurately describe employment-related issues including pay and benefits information in this document. In the event of any discrepancies, the written terms of the merger agreement, and the plans and policies it incorporates, shall prevail.


Additional Information About the Merger and Where You Can Find It

In connection with the merger, SunCom will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunCom with the SEC at the SEC's Web site at www.sec.gov. The proxy statement and other documents also may be obtained for free from SunCom by directing such request to SunCom Wireless Holdings, Inc., Investor Relations, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, telephone (610) 651-5900. You may also read and copy any reports, statements and other information filed by SunCom with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.


SunCom and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from SunCom's stockholders in connection with the proposed merger. Information concerning the interests of these participants in the solicitation, which may, in some cases, be different than those of SunCom's stockholders generally, is set forth in SunComs annual report on Form 10-K for the year ended December 31, 2006, as amended, and subsequent periodic and current reports, as previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.